EXHIBIT 99.1

Immunomedics Announces Third Quarter Fiscal 2011 Results and Clinical Program Developments

MORRIS PLAINS, N.J., May 10, 2011 (GLOBE NEWSWIRE) -- Immunomedics, Inc. (Nasdaq:IMMU), a biopharmaceutical company primarily focused on the development of monoclonal antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases, today reported financial results for the third quarter ended March 31, 2011. The Company also highlighted recent key developments and planned activities for its clinical pipeline.

Third Quarter Fiscal 2011 Results

The Company reported revenues of $1.1 million and a net loss of $7.6 million, or $0.10 per share, for the third quarter of fiscal year 2011, which ended on March 31, 2011. This compares to revenues of $10.7 million and net income of $3.5 million, or $0.05 per share, for the same period last year. The $9.6 million decrease in revenues this quarter was due primarily from $8.9 million decrease in license fee revenues resulting in part from a $5.0 million milestone payment received during the three-month period ended March 31, 2010. There is no similar milestone payment for the current fiscal year. In addition, the previous year's revenues included the recording of $3.9 million in licensing fees from the Nycomed Agreement.  We had completed our obligations under the Agreement and, accordingly, we recorded the final amortization of the upfront fees deferred under this Agreement in fiscal year 2010.

For the first nine months of the 2011 fiscal year, the Company reported revenues of $3.6 million and a net loss of $17.5 million, or $0.23 per share. This compares to revenues of $54.8 million and net income of $36.3 million, or $0.48 per share, for the same period last year. The decrease in revenues is the result of the fact that the current fiscal period does not reflect any license fee revenues from either the UCB Agreement or the Nycomed Agreement, which were $31.2 million and $14.5 million, respectively, for the nine month period ended March 31, 2010. We had completed amortization of the upfront fees under these Agreements in fiscal year 2010. In addition, the previous year's revenues included the receipt of a $5.0 million milestone payment from Nycomed. As of March 31, 2011, the Company had $23.7 million in cash and cash equivalents, which included $9.5 million in proceeds from the sales of the remaining ARS during the current fiscal year.

"The results for the year have exceeded previous years' cash utilization rates due to legal expenses incurred pertaining to the FINRA arbitration hearing related to our ARS during the year," remarked Gerard G. Gorman, Senior Vice President, Finance and Business Development, and Chief Financial Officer. "Operations will continue to be closely monitored at our forecasted levels," Mr. Gorman added.

The Company's key clinical developments and future planned activities:

Clivatuzumab tetraxetan

  Plans for Phase III trials continue after discussion with the FDA in January 2011, for conducting two study designs proposed for registration trials. A meeting with potential investigators is scheduled next month in Chicago, preceding the American Society of Clinical Oncology annual meeting, to seek their input and recommendations on our trial plans.  The Company will require additional funding in order to move forward with its plan for these Phase III trials.

  An update on the ongoing Phase II study will be reported as an oral presentation at the June 2011, Society of Nuclear Medicine annual meeting.

Veltuzumab

  Results from the Phase I/II study of subcutaneous veltuzumab in non-Hodgkin's lymphoma have been published (Haematologica. 2011 Apr;96(4):567-73. Epub 2010 Dec 20).

  Nycomed continues with their planned Phase II dose-ranging study of subcutaneous veltuzumab in rheumatoid arthritis with the first patient anticipated to be enrolled during the first half of calendar year 2011.

Labetuzumab-SN-38

  The IND for studies with this new antibody-drug conjugate in colorectal cancer was accepted by FDA.  A Phase I dose-escalation trial is expected to begin patient enrollment at the Memorial Sloan-Kettering Cancer Center in the first quarter of calendar year 2012.

About Immunomedics

Immunomedics is a New Jersey-based biopharmaceutical company primarily focused on the development of monoclonal antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics, cytokines or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. We also have a majority ownership in IBC Pharmaceuticals, Inc., which is developing a novel Dock-and-Lock (DNL) methodology with us for making fusion proteins and multifunctional antibodies, and a new method of delivering imaging and therapeutic agents selectively to disease, especially different solid cancers (colorectal, lung, pancreas, etc.), by proprietary, antibody-based, pretargeting methods. We believe that our portfolio of intellectual property, which includes approximately 175 patents issued in the United States and more than 400 foreign patents, protects our product candidates and technologies. For additional information on us, please visit our website at www.immunomedics.com. The information on our website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with new product development (including clinical trials outcome and regulatory requirements/actions), our dependence on our licensing partners for the further development of epratuzumab for autoimmune indications and veltuzumab for non-cancer indications, competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

IMMUNOMEDICS, INC.
Condensed Consolidated Balance Sheets

			March 31,	June 30,
			2011	2010
ASSETS
Current Assets:
Cash and cash equivalents			$ 23,701,723	$ 29,533,230
Auction rate securities - current			--	957,000
Accounts receivable, net of allowance for doubtful accounts			706,063	428,574
Inventory			299,970	534,709
Other receivables			1,120,332	766,441
Prepaid expenses			702,564	449,809
Other current assets			956,237	329,928
			27,486,889	32,999,691

Property and equipment, net			3,631,021	4,327,801
Auction rate securities - non-current			--	8,222,154
Value of life insurance policies			565,625	542,463
Other long-term assets			30,000	30,000

			$ 31,713,535	$ 46,122,109

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and other accrued expenses			$ 5,908,735	$ 4,424,216
Other liabilities			1,059,210	979,278
Stockholders' equity			24,745,590	40,718,615

			$ 31,713,535	$ 46,122,109

Condensed Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
Revenues:
Product sales	$ 848,819	969,982	2,707,933	2,648,181
License fee and other revenues	14,350	8,913,800	89,350	50,685,385
Research & development	233,882	810,905	797,116	1,482,506

Total Revenues	$ 1,097,051	10,694,687	3,594,399	54,816,072

Costs and Expenses	9,109,585	8,505,011	24,823,051	20,237,218

Operating Income (Loss)	(8,012,534)	2,189,676	(21,228,652)	34,578,854

Interest and Other Income	483,294	406,806	3,851,720	966,238

(Loss) Income before Income Tax (Expense) Benefit	(7,529,240)	2,596,482	(17,376,932)	35,545,092

Income Tax (Expense) Benefit	(73,910)	873,243	(119,133)	706,587

Consolidated Net (Loss) Income	(7,603,150)	3,469,725	(17,496,065)	36,251,679

Less Net Loss attributable on noncontrolling interest	(145,944)	--	(145,944)	--
Net (Loss) Income attributable to Immunomedics, Inc. stockholders	$ (7,457,206)	$ 3,469,725	$ (17,350,121)	$ 36,251,679

Net (Loss) Income per Common Share attributable to Immunomedics, Inc. stockholders:
Basic	$ (0.10)	$ 0.05	$ (0.23)	$ 0.48
Diluted	$ (0.10)	$ 0.05	$ (0.23)	$ 0.48

Weighted average number of common shares outstanding:
Basic	75,317,976	75,225,668	75,291,963	75,188,779
Diluted	75,317,976	75,757,357	75,291,963	75,817,109
CONTACT: Dr. Chau Cheng
         Director, Investor Relations & Grant Management
         (973) 605-8200, extension 123
         ccheng@immunomedics.com